SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G
                                (RULE 13D-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        (AMENDMENT NO. _____________)1

                            Signature Eyewear, Inc.
--------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.001 par value
---------------------------------------------------------------------
                        (Title of Class of Securities)

                                  826918 10 4
                               -------------
                                (CUSIP Number)
                                  -----------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 826918 10 4                 13G      Page    1    of    5    Pages

1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               (1) The Weiss Family Trust
               (2) Bernard Weiss
               (3) Julie Heldman
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)  [ ]
                                                    (b)  [ ]

3 SEC USE ONLY



4 CITIZENSHIP OR PLACE OF ORGANIZATION

       (1) The Weiss Family Trust - State of California
       (2) Bernard Weiss - United States of America
       (3) Julie Heldman - United States of America

NUMBER OF        5    SOLE VOTING POWER
SHARES
BENEFICIALLY     6    SHARED VOTING POWER
OWNED BY EACH                        2,120,972
REPORTING        7    SOLE DISPOSITIVE POWER
PERSON WITH
                 8    SHARED DISPOSITIVE POWER
                                   2,120,972

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                2,120,972

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                40.3%

12     TYPE OF REPORTING PERSON*
       (1) The Weiss Family Trust - OO
       (2) Bernard Weiss - IN
       (3) Julie Heldman - IN

ITEM 1(A).  NAME OF ISSUER:

            Signature Eyewear, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            498 North Oak Street
            Inglewood, California  90302

ITEM 2(A).  NAME OF PERSON FILING:

            (1) The Weiss Family Trust
            (2) Bernard Weiss
            (3) Julie Heldman

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            (1)  The Weiss Family Trust
                 c/o Julie Heldman, Co-Trustee
                 Signature Eyewear, Inc.
                 498 North Oak Street
                 Inglewood, California 90302

            (2)  Bernard Weiss
                 Signature Eyewear, Inc.
                 498 North Oak Street
                 Inglewood, California 90302

            (3)  Julie Heldman
                 Signature Eyewear, Inc.
                 498 North Oak Street
                 Inglewood, California 90302

ITEM 2(C).  CITIZENSHIP:

       (1) The Weiss Family Trust - State of California
       (2) Bernard Weiss - United States of America
       (3) Julie Heldman - United States of America

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.001 per share

ITEM 2(E).  CUSIP NUMBER:

            826918 10 4

ITEM 3.     TYPE OF REPORTING PERSON:

            Not Applicable

  (a)  [ ]  Broker or Dealer registered under Section 15 of the Act,

  (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

  (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

  (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

  (e) [ ] Investment Adviser Registered under Section 203 of the Investment Advisers Act of 1940,

  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund See 13d -1(b)(1)(ii)(f),

  (g)  [ ]  Parent Holding Company, in accordance with Rule 13d -
            1(b)(ii)(g) (Note: See Item 7),

  (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(h).


ITEM 4.     OWNERSHIP.

            Included in rows 5 through 9 and 11 on page 2.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

ITEM 10.    CERTIFICATION.

            Not Applicable

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                      THE WEISS FAMILY TRUST

                                    January 27, 1998
                      -------------------------------------------------
                                       (Date)


                                   /s/ Julie Heldman
                      -------------------------------------------------
                                     (Signature)


                                 Julie Heldman, Co-Trustee
                      -------------------------------------------------
                                     (Name/Title)


                      BERNARD WEISS


                                     January 23, 1998
                      -------------------------------------------------
                                       (Date)


                                     /s/ Bernard Weiss
                      -------------------------------------------------
                                     (Signature)


                                        Bernard Weiss
                      --------------------------------------------------

                                 (Name)


                      JULIE HELDMAN


                                     January 27, 1998
                      --------------------------------------------------

                                  (Date)


                                            /s/ Julie Heldman
                      --------------------------------------------------

                               (Signature)


                                          Julie Heldman
                      --------------------------------------------------
                                        (Name)